ULURU NEWS

Contact: Company
Renaat Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Addison, Texas, May 14, 2010; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the first quarter ended March 31, 2010.

For the first quarter of 2010, the Company reported a net loss of $1.3 million, or $0.02 per share, compared with a net loss of $3.1 million, or $0.05 per share, for the same period last year.  At March 31, 2010, the Company held cash and cash equivalents of $2.2 million, compared with $1.9 million at December 31, 2009.

Commenting on the financial results Renaat Van den Hooff, President and CEO stated, “During the first quarter we continued to execute our strategic plan with the hiring and training of dedicated sales representatives and expanding the independent sales representative (ISR) group, both of which are important elements of our sales strategy.  While these ISRs are an important element of our sales strategy, the hiring of dedicated sales representatives is, as previously stated, important to gain greater control over our sales activities.  We have now completed the hiring of three full-time, dedicated sales representatives in strategically important territories.  Based on the success of this hiring program we expect that additional dedicated sales representatives will be hired as our sales base expands”.

Mr. Van den Hooff continued, “Altrazeal sales were less than expected for the first quarter of 2010, primarily as a result of inventory building in the fourth quarter by McKesson Medical and the delayed impact of the new sales strategy. However, we are pleased to report that the impact of our revised selling strategy for Altrazeal has resulted in significantly greater sales in April 2010.  We anticipate that sales will continue to show significant growth during the balance of the current quarter and year.  Also of note for the first quarter of 2010 was a significant Aphthasol order by our domestic distributor Discus Dental”.

Mr. Van den Hooff added, “From a regulatory perspective, we recently received verbal notification from the European Notified Body that the CE mark for Altrazeal is in its final administrative stage following a successful evaluation. We anticipate that this will generate momentum for future business partnerships in Europe.”

Operating Results

Revenues
Revenue for the first quarter of 2010 was approximately $235,000, compared to approximately $169,000 for the first quarter of 2009.  The increase of approximately $66,000 in revenue from the first quarter of 2009 compared to the first quarter of 2010 was due primarily to an increase of $138,000 in Aphthasol® product sales as we did not sell any Aphthasol® finished product to our domestic distributor during the first quarter of 2009.

Research and Development
Research and development expenses for the first quarter of 2010 were $286,000, including $31,000 in share-based compensation, compared to $775,000, including $42,000 in share-based compensation, for the first quarter of 2009.  The decrease of approximately $490,000 in research and development expenses was primarily due to the Company’s restructured business plan implemented in the second half 2009 which contributed to decreases in direct research costs of $148,000, scientific personnel costs of $210,000, clinical testing expenses for our wound care technologies of $58,000, regulatory consulting expenses of $56,000, and regulatory fees of $21,000.

Selling, General and Administrative
Selling, general and administrative expenses for the first quarter of 2010 were $0.8 million, including $123,000 in share-based compensation, compared to $2.2 million, including $759,000 in share-based compensation, for the first quarter of 2009.  The decrease of approximately $1,408,000 in selling, general and administrative expenses was primarily due to the Company’s restructured business plan which contributed to reduced costs associated with our sales and marketing efforts of approximately $636,000 due to lower head count and marketing expenses, a decrease of $635,000 in administrative compensation, lower consulting fees of $43,000, lower legal fees of $70,000, and decreased legal fees related to our patents of $56,000.

Other income and Other expenses
Interest and miscellaneous income for the first quarter of 2010 was $121 as compared to $14,554 for the first quarter of 2009.  The decrease of approximately $14,000 is attributable to a decrease in interest income due to lower cash balances and interest yields in 2010.

Interest expense for the first quarter of 2010 was $7,988.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal™, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the hiring of additional sales representatives, and the establishment of future business partnerships.  When used in this press release, the words "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended March 31, (Unaudited)
	2010		2009
REVENUES
License fees		$22,383		$24,651
Royalty income		53,061		79,245
Product sales		159,786		32,643
Other		---		32,190
Total Revenues		235,230		168,729

COSTS AND EXPENSES
Cost of goods sold		130,683		6,077
Research and development		285,784		775,418
Selling, general and administrative		816,888		2,224,619
Amortization of intangible assets		246,516		266,267
Depreciation		49,990		32,571
Total Costs and Expenses		1,529,861		3,304,952

OPERATING (LOSS)		(1,294,631)		(3,136,223)

Other Income (Expense)
Interest and miscellaneous income		121		14,554
Interest expense		(7,988)		---
(LOSS) BEFORE INCOME TAXES		(1,302,498)		(3,121,669)

Income taxes		---		---
NET (LOSS)	$	(1,302,498)	$	(3,121,669)

Basic and diluted net (loss) per common share		$(0.02)		$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING		79,955,904		65,525,288

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)

Cash and cash equivalents	$2,202,801	$1,934,177
Current assets	3,665,273	3,544,850
Property and equipment, net	1,581,567	1,631,557
Other assets	7,954,699	8,203,965
Total assets	13,201,539	13,380,372

Current liabilities	1,065,957	929,771
Long term liabilities – deferred revenue	1,248,311	1,272,843
Total liabilities	2,314,268	2,202,614
Total stockholders’ equity	10,887,271	11,177,758